EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Quantity
8/5/20101	Purchase	6.4835	6932
8/6/2010	Purchase	6.5	600
8/9/2010	Purchase	6.75	300
8/11/2010	Purchase	6.75	800
8/12/2010	Purchase	6.75	340
8/13/2010	Purchase	6.75	200
8/16/20102	Purchase	6.8056	5202
8/17/20103	Purchase	6.7996	9377
8/18/20104	Purchase	6.7998	1111
8/19/20105	Purchase	6.9983	3510
8/20/2010	Purchase	7.00	100
8/23/20106	Purchase	7.1893	16600
8/24/20107	Purchase	7.1696	10499
8/25/2010	Purchase	7.25	200
8/26/20108	Purchase	7.3919	10683
8/30/20109	Purchase	7.7342	1015
8/31/201010	Purchase	7.7492	2630
9/1/201011	Purchase	7.7402	20324
9/2/201012	Purchase	7.7872	8500
9/3/2010	Purchase	7.75	550
9/7/201013	Purchase	7.7928	14014
9/8/201014	Purchase	7.7966	22000
9/9/201015	Purchase	7.868	69850
9/10/201016	Purchase	7.8204	11114
9/13/2010	Purchase	7.85	16800
9/14/201017	Purchase	7.8111	10562
9/15/201018	Purchase	7.8278	8318
9/16/201019	Purchase	7.9629	5500
9/22/201020	Purchase	8.191	24400
9/23/201021	Purchase	8.0509	489999

1 Executed at prices ranging from 6.38 - 6.50
2 Executed at prices ranging from 6.80 - 6.81
3 Executed at prices ranging from 6.79 - 6.80
4 Executed at prices ranging from 6.78 - 6.80
5 Executed at prices ranging from 6394 - 7.00
6 Executed at prices ranging from 7.15 - 7.25
7 Executed at prices ranging from 7.11 - 7.25
8 Executed at prices ranging from 7.34 - 7.42
9 Executed at prices ranging from 7.65 - 7.75
10 Executed at prices ranging from 7.73 - 7.75
11 Executed at prices ranging from 7.68 - 7.80
12 Executed at prices ranging from 7.70 - 7.80
13 Executed at prices ranging from 7.69 - 7.80
14 Executed at prices ranging from 7.75 - 7.82
15 Executed at prices ranging from 7.67 - 7.90
16 Executed at prices ranging from 7.55 - 7.85
17 Executed at prices ranging from 7.80 - 7.84
18 Executed at prices ranging from 7.80 - 7.83
19 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
20 Executed at prices ranging from 8.18 - 8.25
21 Executed at prices ranging from 8.05 - 8.18